EXHIBIT 10.43

Appendices omitted pursuant to Item 601(a)(5) of Regulation S-K and will be furnished to the SEC upon request.

COMMERCIAL - LEASE AGREEMENT

Between
DynITEC GmbH
Kaiserstr. 3, 53840 Troisdorf
represented by the managing directors Mr. Christian Nimtz and Dr. Lasse Jürgensen

(HRB 6493 Siegburg Local Court)
VAT / Sales Tax ID: DE 813482988

as lessor -
and
DynaEnergetics Europe GmbH
Kaiserstr. 3, 53840 Troisdorf
represented by the managing directors Mr. Ian Grieves and Mr. Achim Pabst

(HRB 6271 Siegburg Local Court)
VAT / Sales tax ID: DE 283853226

as tenant -

Preamble
This lease agreement was individually negotiated between the contracting parties after several rounds of negotiations. The provisions of the lease agreement are therefore the result of specific agreements and do not constitute pre-formulated general terms and conditions. Both parties confirm that they have jointly developed and mutually agreed upon the contents of the agreement.

This lease agreement covers various rental spaces with existing buildings and infrastructure facilities at the location at
Kaiserstr. 3, 53840 Troisdorf.
The leased property consists of parts of a contiguous area formerly owned by the chemical and armaments company Dynamit Nobel AG, which has a 140-year history at this location.
The entire site is divided into a secured area and a non-secured area.
As a result of a division among various companies in 2000, the entire site has a large number of dependencies and close interconnections within the entire property , , for example in Reference to Media development, Supply and disposal lines, rights of use, easements, developments, fire brigade access road, etc.
The landlord uses and operates parts of the total area and buildings as a manufacturing company (industrial enterprise) for the production and processing of explosives (DynITEC = producer and landlord). The landlord itself has leased the total area from Dynamit Nobel GmbH (main lease agreement). The following lease agreement regulates a sublease relationship with the tenant DynaEnergetics Europe GmbH. The landlord hereby confirms that it has the permission of Dynamit Nobel GmbH to conclude this sublease agreement.
The tenant also uses and operates parts of the total area and buildings as a manufacturing company (industrial enterprise) for the production and processing of explosives (DynaEnergetics = producer and tenant).
This lease agreement (a so-called triple net lease agreement) is concluded for the transfer of the partial areas and buildings on the entire site and thus for the tenant to have access to the contiguous production site (entire site), including the possibility of using the contiguous infrastructure.
For operational purposes, special official requirements and conditions for a high-risk facility must be met, and the relevant official permits and approvals are required. In this context, a permit holder company, Troisdorfer Genehmigungshaltergesellschaft mbH ("TGHG"), was established for the entire site.
TGHG acts as the operator of the explosives facility at the Troisdorf site in accordance with the Federal Immission Control Act (BImSchG) and is the holder of the public law permits granted for the site, resulting from legal provisions such as the BImSchG, SprengG, WHG, KrW-/AbfG, GSG, ArbSchG, and ChemG. Its task is to fulfill all public law obligations relating to the facilities located on the premises and to ensure operational safety at the site through uniform safety management.
The tenant is a shareholder of TGHG as a producer operating at the site. The landlord is also a shareholder. Other shareholders of TGHG are the property owners at the site, currently DD Immobilien Troisdorf GmbH and Dynamite Nobel GmbH.

With this in mind, the contracting parties agree as follows:

§ 1 OBJECT OF THE LEASE
DynITEC sublets to DynaEnergetics the premises shown in the site plan

[Appendix 1A]

and in the building list

[Appendix 1B]

, some of which are also located outside the areas marked in [color].
The rental areas listed in [Appendix 1A] and [Appendix 1B] together constitute the rental property.
The tenant is aware of all dependencies on the entire site, so a separate list is not provided.
No specific floor space measurements or property size are assured or guaranteed. The parties agree that any deviations from the floor space measurements specified in the contract shall not give rise to any claims for rent adjustments, damages, or termination against the other party. The rental property is rented empty, without any inventory, operating equipment, or lighting fixtures.

§ 2    CONDITION AND DATE OF HANDOVER
The tenant is familiar with the rental property due to her many years of activity at the location and her position as a shareholder in TGHG. She rents the rental property in its current condition, as viewed and seen. Any defects or special features are known to the tenant and were taken into account during the viewing.
For documentation of the condition at the time of handover, reference is made to the photo documentation prepared by the expert office Wüest & Partner on November 20, 2025. This is part of the lease agreement and was handed over to the tenant for inspection and is attached as Appendix 3.
The condition of the rental property shall be recorded in a handover report to be signed by both parties shortly after the start of the rental period. This handover report shall automatically become part of this rental agreement upon signature by both parties, without the need to attach it to the agreement. If one party fails to appear, it shall accept the condition of the rental property as documented by the other party.

§ 3    PURPOSE OF RENTAL/USE; APPROVALS
1.The rental of the rental property is exclusively for the purpose of the producer's existing and ongoing industrial business operations, in particular the development and manufacture of explosives.
2.The tenant is responsible and liable, at its own expense, for obtaining and maintaining all official permits of any kind that are necessary for its business operations. This includes all building permits, including fire protection, structural engineering, and drainage, as well as permits under immission control law and comparable legal regulations. If the necessary permits are obtained indirectly by TGHG, the tenant is also responsible for compliance with them.
3.The tenant warrants that the rental property will be used exclusively for the purpose of generating sales that are subject to sales tax and thus do not exclude the landlord from deducting input tax, and that the landlord is able to opt for sales tax when renting out the property.
and that the lessor is able to opt for VAT when renting.
4.The tenant shall assume full and sole responsibility for the rental property, to the extent permitted by law. The tenant shall indemnify the landlord upon first request against all obligations (including obligations under public law), costs, and damages arising in connection with its activities or business operations.

§ 4    RENTAL PERIOD, TERMINATION
1.The rental period under this agreement shall commence on January 1, 2026, at 12:00 a.m. and shall be fixed for a term of 10 years until December 31, 2036. The lessor hereby confirms that it has also concluded the main rental agreement with the property owner for a fixed term until December 31, 2036. The lease agreement between the property owner and the tenant for parts of the leased property, including any additional agreements and side agreements, shall be terminated with effect from 31 December 2025, 24:00.
2.After the lease term expires in accordance with clause 1, the lessee has the right to extend the lease term twice, each time for a period of 5 years. The option must be exercised by means of a written declaration no later than 30 months before the lease term expires, i.e.
-by June 30, 2034 for an extension until December 31, 2041 (otherwise the lease shall end on December 31, 2036) and
-by June 30, 2039, for an extension until December 31, 2046 (otherwise, the lease will end on December 31, 2041).
The option right does not apply if the landlord does not exercise its option right to extend the main lease agreement. The landlord shall notify the tenant of its non-exercise of its option no later than 36 months before the end of the lease term.
3.The lessor may terminate the lease agreement with immediate effect without observing a notice period for good cause and prohibit the use of the leased property, in particular if
a)the tenant is in arrears with the payment of rent or ancillary costs for two consecutive months and, despite being requested to do so, does not settle the outstanding amounts within a reasonable period of up to two weeks; or
b)the tenant repeatedly fails to meet her payment obligations despite being requested to do so (at least 2 late rent payments within one calendar year); or
c)the tenant culpably violates any obligations under the lease to such an extent that the landlord cannot reasonably be expected to continue the lease and the violation is not remedied within a reasonable period of up to 2 weeks despite a request to do so; in particular, the following shall be considered a material breach of contract a violation of official regulations or non-compliance with permits in accordance with § 3 (2);
d)the tenant continues to use the rented property in breach of the contract despite a written warning from the landlord or violates essential provisions despite a written warning from the landlord.
4.If the rental agreement ends due to termination without notice by the lessor or otherwise prematurely for a reason for which the lessee is responsible, the lessee shall be liable until the end of the agreed rental period for the loss of rent incurred because the rental property cannot be rented at all or only temporarily under the terms of this agreement or can only be rented at less favorable terms. The lessor expressly reserves the right to assert further claims for damages. In such a case, the contracting parties shall use their best efforts to find a new tenant for the remaining period until the end of the agreed rental period. However, the lessor is entitled to reject replacement tenants named by the lessee for good cause; good cause in this context includes, in particular, a lack of expertise or reliability with regard to operator responsibility in accordance with § 3 (4).

§ 5    RENT
1.The monthly net rent payable by the lessee for the use of the leased property is EUR 48,947.52 (hereinafter referred to as "rent"), plus statutory sales tax, currently 19% (= EUR 9,300.03). The monthly rent therefore amounts to a total of EUR 58,247.55.
2.The rent is adjusted annually in line with changes in the consumer price index (CPI). The rent is adjusted on the basis of the average CPI for the previous year,

as published by the Federal Statistical Office. The adjustment takes place on January 1 of each year.
3.Any follow-up rent after the expiry of the 10-year basic rental period must be more than 75% of the rent that is usually paid for a property with buildings that is comparable in terms of type, location, and amenities.
4.The due date and payment of the rent are governed by the provisions of § 7 (3) below.
5.The tenant agrees that the landlord may send invoices electronically to the following email addresses: dynainvoiceDE@ccj-process.esker.net andachim.pabst@dyaenergetics.com.

§ 6    ADDITIONAL COSTS
1.In addition to the rent, the tenant shall bear all costs arising from the management of the rented property, in particular supply and disposal, maintenance and repair of the buildings and infrastructure facilities, unless these are billed separately under the service agreement existing between the parties or the shareholder relationship within TGHG. Below is a list of the current operating costs, which is not exhaustive:
-Building insurance and property tax
-Electricity
-Water supply
-Water disposal, known as the B-channel
-Water disposal, known as the Sieg canal
-Water disposal, known as the U-channel
-Waste disposal
-Safety management
-Road maintenance
-Property services
-Fence security
-Construction operations
-Energy supply directly via the tenant (currently Engie for heating, process steam, compressed air, process heat)
-Plant security
-Fire station / blasting site
-Parking
-Hazard warning system
-Permits
-TGHG in general (annual financial statements)
-Contributions of individual shareholders of TGHG / TGHG levy
-Administrative costs

As far as possible, the tenant shall ensure that underlying supply and service relationships are concluded on behalf of the tenant and that any costs and fees incurred in the broadest sense are settled directly by the tenant.

2.Any ancillary costs incurred or payable by the lessor for the period from the start of the lease shall be invoiced to the lessee against proof of costs. Unless advance payments are made in accordance with clause 3 below, these shall be due for payment to the lessor within two weeks of receipt of the statement by the lessee. The due date and payment shall be governed by the provisions of § 7 clause 3 below.
3.The landlord is free to charge a monthly advance payment ("advance operating costs") for the regular ancillary costs incurred or accrued by the landlord. Currently, the advance operating cost payments per calendar year amount to EUR 211,852.30 net, plus statutory sales tax, currently 19% (= EUR 40,251.94). The monthly advance payment therefore totals EUR 21,008.69.
The ancillary costs are settled retrospectively for each calendar year by June 30 of the following year, taking into account the advance payments made for that calendar year. Surpluses and additional payments shall be settled within two weeks of receipt of the statement by the tenant. The landlord's right to settle individual costs within the meaning of clause 3 above, which have not been included in the calculation of the advance payment amount, remains unaffected.

§ 7    GENERAL AND BASIC RENTAL TERMS AND CONDITIONS
1.Compliance with requirements and regulations
Notwithstanding the above § 3 (2), the tenant shall ensure that all legal regulations relevant and applicable to the business operations and use of the rented property and all official requirements and conditions, even if these form part of or are prerequisites for approvals that have been granted, applied for, or are to be maintained, are complied with and fulfilled at its own responsibility and expense, regardless of whether these are directed at the lessor, TGHG, or the lessee. This applies in particular to the operator's responsibility as an employer, structural and organizational fire protection, and proper wastewater disposal. This also includes the lessee only discharging wastewater into the sewer system in accordance with water law permits.
2.Change of use of the rental property
Changes in the use of the rental property or parts thereof, as well as any expansion, require the prior express written consent of the landlord, which may not be unreasonably withheld. The landlord may also make its consent contingent upon additional conditions, security deposits, or similar requirements. Any declarations of consent by the landlord shall always be subject to any necessary official approval for the change of use, even if the declaration of consent does not expressly refer to this. The tenant is responsible for obtaining all official approvals.
3.Payment of rent and advance payments for ancillary costs, offsetting
Rent and advance payments for ancillary costs are to be paid monthly in advance, postage and expenses free, to the account specified by the landlord, stating the purpose of use as "Troisdorf production site."
The date of receipt of the respective amount due in the lessor's account shall be decisive for the timeliness of the payment. If this date is exceeded, the lessee shall be in default of payment and shall trigger default interest at the maximum interest rate permitted by law from the due date.
Offsetting is only permitted with undisputed or legally established claims.

4.Maintenance/repairs and facility management
a.By renting the property, the tenant has actual control over parts of the site and buildings or parts of buildings on the entire site as a production location. It is therefore the intention of the parties that the tenant manages and administers the rented property as independently as possible; this has been taken into account in the calculation of the rent.
Within the scope of this lease, the tenant assumes the role of owner of the leased property to the extent permitted and is fully responsible, at its own expense, for the management, maintenance, manufacturer-compliant servicing, and safety of the leased property. In this respect, the tenant is also responsible for operator responsibility and facility management (FM), insofar as this has not been separately regulated in separately regulated within the framework of the service contract existing between [the parties].

However, the tenant must obtain the landlord's consent in good time before carrying out any work on the pipe and sewer network, the load-bearing structure, the drainage system, and, in particular, any work on the entire roof structure, including the roof covering.
b.Throughout the term of the contract, the tenant shall, at its own responsibility and expense, professionally maintain the rental property, including the directly associated outdoor facilities and roof waterproofing, service it in accordance with the manufacturer's specifications, and carry out the necessary maintenance so that the rental property remains in good and usable condition (except for normal wear and tear). This also includes cosmetic repairs.
c.This does not include the repair of damage caused by structural defects or damage to the load-bearing structure of the rented property caused by static factors, consisting of foundations, supports and beams, ceilings (excluding roof covering), exterior walls and windows. Any costs incurred as a result shall be borne by the lessor after prior consultation with the lessee, unless these have been separately regulated in the service contract existing between the parties. The lessor shall be responsible for the maintenance of the roads and underground pipes located on the entire site, even if these are located on or under the leased property. The costs incurred as a result shall be passed on to the lessee in accordance with § 6, unless these have been separately regulated in the service contract existing between the parties.
d.The lessee shall be responsible for the facility management of the leased property at its own expense and shall have all components of the building requiring maintenance (fire protection, all building services, elevators, doors, gates, windows, roof covering) regularly (at least every 2 years) and provide the lessor with proof of this once a year, unless this has been separately regulated in the service contract existing between [the parties]. The lessee shall be liable to the lessor for any damage caused by a breach of its duty of care.
5.Insurance
The tenant must ensure that all insurance policies necessary for the operational purpose (manufacture and processing of explosives) (property insurance in the form of all-risk insurance and environmental liability insurance) are taken out at an appropriate level. Coverage shall be provided at sliding replacement value in order to exclude underinsurance. Unless otherwise agreed within two months of the conclusion of this lease agreement, the tenant shall take out building insurance at its own expense. If insurance is taken out by the landlord, the costs thereof shall be included in the apportionable ancillary costs to be borne by the tenant.
At the request of the landlord, the tenant must provide proof of the existence of this insurance.
6.Liability, duty to ensure public safety
The tenant shall only be entitled to claim damages from the landlord for defects or consequential damage resulting therefrom (e.g. to furnishings or goods) if the landlord is responsible for the defect through intent or gross negligence or if the landlord is in default with the rectification of defects expressly incumbent upon it under this agreement.
The lessor shall not be liable for disruptions to the use of the rental property caused by third parties (e.g., due to neighboring construction, road works). The lessor is also not liable for the consequences of damage to the rental property or its exterior walls caused by third parties, for example in the event of vandalism, burglary, or theft. It is the tenant's responsibility to equip the rental property with appropriate security measures or to insure it.
The tenant is responsible for any damage or contamination within the rental property, unless this was caused by the landlord or the property owner or by third parties on their behalf. Furthermore, the lessee shall indemnify the lessor against all claims by third parties, including claims by authorities and courts, which may be asserted against the lessor due to its business operations or the effects thereof. This includes, for example, liability under public law regulations, in particular under immission control, explosives, water and environmental protection laws, unless mandatory legal provisions stipulate otherwise.
The lessor hereby transfers all traffic safety and operator obligations incumbent upon it to the lessee's own responsibility, unless mandatory statutory provisions stipulate otherwise. The lessor may demand that the lessee indemnify it against third-party claims insofar as such claims are based on a breach of the lessee's obligations.
7.Measures taken by the lessor to prevent damage
The lessor may carry out repairs or alterations that are necessary or appropriate for the maintenance of the rental object, to avert imminent dangers, to repair damage, or to fulfill obligations under public law, even without the consent of the lessee. As far as possible, the lessor shall agree on appropriate dates with the lessee and have the work carried out in such a way that there is no significant impairment of the lessee's business operations.
In such cases, the tenant shall only be entitled to a rent reduction, compensation for damages, or the like if the measure renders the use of the rented property wholly or predominantly impossible.
8.Measures taken by the tenant
Changes, structural extensions, and other measures that go beyond normal use (including superstructures, plantings, or other changes) to the rental property by the tenant may only be carried out with the prior express written permission of the landlord. The lessor shall not unreasonably withhold such consent if the changes are necessary or expedient for the business operations of the lessee or the producer; however, the lessor may, if it has a legitimate interest, make its consent subject to conditions, security deposits, dismantling obligations, or similar requirements. Changes to non-load-bearing walls, development, production, and testing facilities, and operating equipment owned by the tenant or the producer and the necessary infrastructure shall remain unaffected, provided that the roof or facade are not affected. Changes to the sewer and pipe network, roof structures and their supports, roof openings, and roof penetrations may only be carried out after prior written agreement with the landlord.
Any measures that go beyond normal use, in particular structural alterations, superstructures, plantings, or other changes, require the prior written consent of the lessor. Tacit approval is excluded.
This provision serves to protect the structural and functional integrity of the rental property and to comply with public law requirements.
An explicit prohibition on alterations is agreed for the leased space within the unsecured part of the premises = non-secured area. The tenant is not entitled to make structural alterations to this area, to build on it, or to alter it in any other way on a permanent basis. Any measures that go beyond normal use, in particular structural alterations, superstructures, plantings, or other changes, require the prior written consent of the lessor.

9.Buildings 600, 603, 616, 640, 643.03, and 643.04

In addition to the rental areas listed in § 1 in conjunction with Annexes 1a and 1b, buildings 600, 603, 616, 640, 643.03, and 643.04 were also rented under the existing rental agreement between the property owner and the tenant. As these buildings/rental spaces are to be used by the landlord itself in the future, the parties have agreed on the following separate provisions with regard to the term of the agreement and the rent for these rental properties:

The contract for buildings/rental spaces 600, 616, 640, and 643.04 shall also commence on January 1, 2026, at 12:00 a.m. The contract term and rent are set out in the following table:

Building 600 Explosives storage

Rent per sqm	€7.50
Total monthly rent, net	€480.00
plus 19% VAT	€91.20
Total gross monthly rent	€571.20
End of contract	June 30, 2026

Building 616 Packaging and decanting building

Rent per sqm	€5.60
Total monthly rent, net	€733.60
plus 19% VAT	€139.38
Total gross monthly rent	€872.98
End of contract	June 30, 2026

Building 640 Shipping building Office

Rent per sqm	€5.60
Total monthly rent, net	€980
plus 19% VAT	€186.20
Total gross monthly rent	€1,166.20
End of contract	February 28, 2027

Building 643.04 Blasting cord production Loading levels

Rent per sqm	€5.60
Total monthly rent, net	€801.58
plus 19% VAT	€152.30
Total gross monthly rent	€953.88
End of contract	June 30, 2027

Buildings 603 (interim storage facility for explosives) and 643.03 (detonating cord production, loading rooms), which have been leased by the property owner to date, will no longer be leased by the tenant but will be handed over to the landlord on January 1, 2026.
The provisions of this lease agreement apply accordingly to the rental of these buildings and rental spaces.

10.Subletting, transfer of use
Unless otherwise specified below, subletting or other transfer of use to third parties, including parts of the leased property, requires the prior and express written consent of the lessor, which shall only be refused for good cause. An important reason shall always exist if (i) the subtenant's business operations compete with the landlord's business operations; or (ii) it is not specified by a corresponding time limit on the rental period or by other contractual provisions in the sublease agreement that the sublease agreement shall end no later than the present rental agreement and that the subleased space shall be completely vacated at the same time; or (iii) reasons relating to the subtenant give rise to doubts as to their expertise or reliability with regard to operator responsibility in accordance with § 3 (4).
In addition to the consent of the Landlord, the subletting or other transfer of use to third parties, including parts of the rented property, requires the prior and express written consent of TGHG. The lack of consent from TGHG constitutes an important reason for the Landlord to refuse consent.
The tenant shall disclose all contractual agreements relating to the intended subletting to the landlord and TGHG.

11.Liability for harmful soil changes
The parties are aware of the information from the Rhein Sieg district's register of contaminated sites and areas of concern dated June 10, 2022 (Ref. 66.22-5108/1258-11-13), which shows that three sub-areas of the leased property (registration nos. 5108/1258-11 to 5108/1258-13) are listed, some of which require remediation.

The landlord is not responsible for ensuring that the rental property is free of environmental damage. When the landlord purchased the rental property, expert Bertram Schrade prepared a summary of the environmental reports (Appendix 2) on the rental property, which is known to the tenant. The tenant rents the rental property with knowledge of the existing environmental damage.
The producer DynaEnergetics has been using the rental property since October 1, 2001. Appendix 4 lists all substances that the tenant has handled or is currently handling on the rental property since that date. The tenant shall notify the landlord immediately of any changes to this list of substances. The tenant is responsible for all environmental damage caused by substances listed in Appendix 4 that has occurred since the tenant began using the property. All other environmental damage shall be the responsibility of the lessor. If environmental damage is attributable to a substance listed in Appendix 4, the lessee shall bear the burden of proof that (and, if applicable, to what extent) this damage occurred before the lessee began using the property.
The tenant is liable for environmental damage falling within its area of responsibility as defined above (including harmful soil changes and pollutants on/in the rental property) vis-à-vis the landlord and also vis-à-vis the public administration, unless mandatory legal provisions stipulate otherwise, during and up to 10 years after the end of the tenancy, and shall indemnify the lessor in this respect. In such a case, the tenant undertakes to take all necessary steps to eliminate any harmful soil changes and pollutants on/in the rental property (including carrying out the necessary remediation measures) and to successfully conclude the potential proceedings before the public administration without negative consequences for the landlord.
The lessor is entitled to check the tenant's compliance with environmental regulations at any time and, for this purpose, to enter the leased property and/or buildings and to inspect all test reports in accordance with ISO 14001, approval documents, and other documents with environmental content.
The tenant shall immediately remedy any defects that may affect compliance with environmental regulations at its own expense.
If an authority initiates investigative measures, an order to remove or remediate, or other proceedings, measures, administrative acts, or a fine notice, or if private third parties assert claims against a party in connection with environmental damage to the leased property, that party is obligated to inform the other party immediately, in particular in good time before the expiry of the relevant appeal periods. Each party is obliged to contest administrative acts, penalty notices and third-party claims, including non-final judgments, if applicable, with the relevant legal remedies, provided that the legal remedy has a reasonable chance of success or the other party wishes to lodge an appeal. The challenging party shall conduct the proceedings in consultation with the other party. The other party is entitled to participate in these proceedings and to lodge appeals or legal remedies at its own expense. The parties shall support each other appropriately in this regard and issue any necessary powers of attorney. The costs of such proceedings shall be borne by the tenant if it is obliged to indemnify the landlord in respect of the claim in question, otherwise they shall be borne by the landlord.
The tenant shall maintain environmental liability insurance appropriate in terms of type and scope for the duration of the contract.

12.Entering the rented property and further measures
The lessor or persons authorized by the lessor are entitled, after prior consultation and during normal business hours, to enter the leased property, in particular to check compliance with the obligations under the lease agreement by the lessee and to prepare for the utilization of the leased property after termination of the present lease agreement (including a project development of the leased property), to take photographs for these purposes, create documentation, and obtain the necessary information. In doing so, the lessor must ensure that the confidentiality requirements of the tenant's and producer's business operations are taken into account.
13.Termination of the lease, return
At the time of concluding the lease agreement, it is unclear how the leased property will be utilized or used after the lease has ended. Since the requirements for the rental property to be returned by the tenant vary greatly depending on the type of use intended by the landlord at that time, the parties intend to inspect the condition of the rental property before the end of the rental period and to reach an agreement that takes into account the interests of both parties as far as possible. If no such agreement is reached or no deviating provision is made, the following shall apply:
a)The lessee is obliged to return the leased property to the lessor on the last day of the lease term, completely vacated. This means that the lessee must remove all items belonging to them or to a sublessee (business-related machinery and equipment used for administration, development, production, testing and quality assurance, service and maintenance, operating equipment and fixtures, as well as residues (e.g., liquid residues in pipes, etc.) in the rented property that can be removed at reasonable expense, at their own expense and on their own responsibility, and, if necessary, dispose of them in compliance with legal requirements. This also includes advertising installations attached by the tenant or a subtenant.
b)If, upon termination of the lease, maintenance, repair work, or cosmetic repairs are necessary—e.g., due to unreasonable wear and tear—which, according to the lease agreement, are the responsibility of the tenant, the tenant must carry these out in good time before returning the rental property to the standard it was in at the time of handover.
c)At the request of either party, the parties shall jointly commission an environmental report at the time of return in order to determine existing environmental damage and, if necessary, to enable attribution to various parties responsible. The parties shall select the expert by mutual agreement and share the costs of the report.
The lessor is generally entitled to demand compensation in the amount of the last agreed rent and ancillary costs, in particular operating costs, in the event of a delay in the possibility of use or rental. Further rights of the lessor shall remain unaffected.

§ 8    ANNEXES AND FINAL PROVISIONS
1.The annexes form an integral part of this rental agreement.
2.This agreement must be in writing. This agreement contains all provisions between the contracting parties regarding the tenancy; no ancillary agreements have been made. Any amendments and additions to this agreement must be made in writing without exception; this also applies to any cancellation or waiver of this written form clause.
3.Should individual provisions of this agreement be or become invalid, this shall not affect the validity of this rental agreement and the validity of the remaining provisions. Immediately after becoming aware of the invalidity, the contracting parties shall agree on a valid provision to replace the invalid provision, which comes as close as possible to the economic intent of both parties at the time of conclusion of this rental agreement. The same applies to any contractual gaps in this rental agreement.
4.The tenant is not authorized to assign her rights or claims arising from this contract to third parties without the prior express written consent of the landlord.
5.This contract is subject to the laws of the Federal Republic of Germany.
6.The contract shall enter into force on January 1, 2026.

Troisdorf,         Troisdorf,

DynITEC GmbH    DynaEnergetic Europe GmbH
..........................................................    .......................................................
Appendix 1A: Site plan of the rental property Appendix 1B: Building overview of the rental property Appendix 2: Environmental report
Appendix 3: Photo documentation Appendix 4: List of materials

Handover report to follow separately with its own cover letter